Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Fourth Quarter and Year End 2013 Operating Results

Baton Rouge, LA – February 27, 2014 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter ended December 31, 2013.

Fourth Quarter Results

Lamar reported net revenues of $320.4 million for the fourth quarter of 2013 versus $306.6 million for the fourth quarter of 2012, a 4.5% increase. See “Immaterial Correction of Prior Period Amounts” below. Operating income for the fourth quarter of 2013 was $63.8 million as compared to $65.1 million for the same period in 2012. Lamar recognized $10.2 million in net income for the fourth quarter of 2013 compared to net income of $7.9 million for the fourth quarter of 2012.

Adjusted EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets) for the fourth quarter of 2013 was $145.0 million versus $136.9 million for the fourth quarter of 2012, a 5.9% increase.

Free Cash Flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures) for the fourth quarter of 2013 was $85.0 million as compared to $73.1 million for the same period in 2012, a 16.3% increase.

Pro forma net revenue for the fourth quarter of 2013 increased 0.3% and pro forma Adjusted EBITDA decreased 0.9% as compared to the fourth quarter of 2012. Pro forma net revenue and pro forma Adjusted EBITDA include adjustments to the 2012 period for acquisitions and divestitures for the same time frame as actually owned in the 2013 period. Pro forma net revenue, pro forma Adjusted EBITDA and pro forma outdoor operating income have also been adjusted to eliminate the effect of the immaterial correction in both the 2012 and 2013 periods.1 See “Immaterial Correction of Prior Period Amounts” below.

Twelve Months Results

Lamar reported net revenues of $1.25 billion for the twelve months ended December 31, 2013 versus $1.18 billion for the same period in 2012, a 5.6% increase. Operating income for the twelve months ended December 31, 2013 was $223.4 million as compared to $214.5 million for the same period in 2012. Adjusted EBITDA increased 6.6% for the twelve months ended December 31, 2013 to $545.1 million from $511.3 million for the same period in 2012. There was net income of $40.1 million for the twelve months ended December 31, 2013 as compared to net income of $7.9 million for the same period in 2012.

Free Cash Flow for the twelve months ended December 31, 2013 increased 14.8% to $303.6 million as compared to $264.4 million for the same period in 2012.

Immaterial Correction of Prior Period Amounts

The Company has historically recognized revenue on a monthly basis over the term of each advertising contract which produced results that were consistent with generally accepted accounting principles in all material respects. Commencing with the fourth quarter of 2013, revenue is recognized on a daily basis and will be going forward. An example that illustrates monthly versus daily revenue recognition is included on page 8. The Company evaluated the effect of this correction under Staff Accounting Bulletin Nos. 99 and 108 and concluded that it is immaterial to the current and prior periods. Actual reported revenue for the fourth quarter and all prior periods presented in this earnings release have been adjusted to reflect this immaterial correction. In line with its historical practice, the Company will continue to present pro forma results and quarterly guidance based on monthly revenue recognition. See “Reconciliation of Reported Basis to Pro Forma Basis” on page 7 of this release, which presents pro forma net revenue after acquisition adjustments and prior to the correction. As noted in this schedule, pro forma net revenue on a monthly basis for the fourth quarter of 2013 is $313.3 million, a 0.3% increase over the fourth quarter of 2012. A schedule comparing net revenue recognized on a monthly basis to net revenue recognized on a daily basis for the years ended December 31, 2013, 2012 and 2011 is also included in the release. See “Revenue Comparison Monthly vs Daily” on page 8.

[1]	Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are non-GAAP Financial Measures. Please see “Use of Non-GAAP Measures” and ‘Supplemental Schedules—Reconciliations of non-GAAP Financial Measures” below on pages 6-8.

Guidance

For the first quarter of 2014, the Company expects net revenue as recognized on a monthly basis without giving effect to the correction to be approximately $290 million to $293 million. On a pro forma basis this represents an increase of approximately 1% to 2%. The Company will continue to provide net revenue guidance for 2014 based on monthly revenue recognition consistent with past practice.

Liquidity

As of December 31, 2013, Lamar had $126.2 million in total liquidity that consists of $93.0 million available for borrowing under its then-existing $250 million revolving senior credit facility and approximately $33.2 million in cash and cash equivalents. Currently, Lamar has approximately $243 million available for borrowing under its revolving senior credit facility. See “Recent Transactions—Senior Credit Facility” below.

Recent Transactions

Senior Credit Facility. On February 3, 2014, the senior credit facility of Lamar’s wholly owned subsidiary, Lamar Media Corp., was amended to increase the revolving credit facility from $250 million to $400 million and extend its maturity date to February 2, 2019. The incremental facility was also increased from $300 million to $500 million. In addition, the senior credit facility was amended to include provisions that would allow Lamar Media to conduct its affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a real estate investment trust (REIT).

Notes Offering. On January 10, 2014, Lamar Media Corp., closed a private placement of $510 million in aggregate principal amount of 5 3/8% Senior Notes due 2024, which resulted in net proceeds to Lamar Media of approximately $502 million. Lamar Media used the proceeds of the offering to pay off all loan balances outstanding under its senior credit facility.

Early Extinguishment of Debt. On December 4, 2013, Lamar Media redeemed in full all its outstanding 9 3/4% Senior Notes due 2014 at a redemption price equal to 100% of the aggregate principal amount of outstanding Notes plus a make whole amount and accrued and unpaid interest up to but not including the applicable redemption date for an aggregate redemption price of approximately $366.4 million. The redemption was funded using cash on hand of $182.4 million and borrowings under Lamar Media’s revolving credit facility of $184 million. In connection with the redemption, the Company recorded a loss on early extinguishment of debt of $14.3 million for the fourth quarter of 2013, of which $3.9 million related to the write off of previously capitalized and unamortized debt issuance fees.

Real Estate Investment Trust Update

As previously announced, Lamar is actively considering an election to convert to a REIT status. In conjunction with this review, Lamar submitted a private letter ruling request to the U.S. Internal Revenue Service (the “IRS”) in November of 2012 addressing certain matters relevant to its contemplated qualification as a REIT. After a delay caused by internal IRS procedures and considerations, in November 2013 Lamar was advised by the IRS that it will resume issuing private letter rulings regarding the REIT provisions of the Internal Revenue Code of 1986, as amended, and that the IRS is actively working on Lamar’s private letter ruling request. Based on current information, Lamar believes that it will be in a position to convert to a REIT effective January 1, 2014.

Lamar’s decision to proceed with a REIT election is subject to the approval of its board of directors. A favorable IRS ruling, if received, does not guarantee that Lamar would succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election. Lamar may not ultimately pursue a conversion to a REIT, and it can provide no assurance that a REIT conversion, if completed, will be successfully implemented or achieve the intended benefits.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the first quarter of 2014; consideration of an election to real estate investment trust status; and the ability to complete the REIT conversion effective for the taxable year beginning January 1, 2014 and remain qualified as a REIT assuming a conversion is successfully completed. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) our ability to qualify as a REIT and maintain our status as a REIT assuming we successfully qualify; (6) the regulation of the outdoor advertising industry by federal, state and local governments; (7) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (8) changes in accounting principles, policies or guidelines; (9) changes in tax laws applicable to REITs or in the interpretation of those laws; (10) our ability to renew expiring contracts at favorable rates; (11) our ability to successfully implement our digital deployment strategy; and (12) the market for our Class A common stock. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, Free Cash Flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Management also deems the presentation of the effect of the correction in its method of revenue recognition useful to allow investors to see the impact of the correction and to provide pro forma results that are comparable with prior periods and in line with the Company’s presentation of market guidance. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. See “Supplemental Schedules—Reconciliations of Non-GAAP Measures,” which provides reconciliations of each of these measures to the most directly comparable GAAP measure.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Thursday, February 27, 2014 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Pass Code:	Lamar

Replay:	1-334-323-0140
Pass Code:	94615468

Available through Thursday, March 6, 2014 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com

Available through Thursday, March 6, 2014 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net revenues	$320,352	$306,639	$1,245,842	$1,179,736

Operating expenses (income)
Direct advertising expenses	109,962	106,199	436,844	418,538
General and administrative expenses	52,880	51,994	213,087	203,065
Corporate expenses	12,468	11,537	50,763	46,875
Non-cash compensation	1,829	3,564	24,936	14,466
Depreciation and amortization	81,087	76,800	300,579	296,083
Gain on disposition of assets	(1,710)	(8,508)	(3,804)	(13,817)

	256,516	241,586	1,022,405	965,210

Operating income	63,836	65,053	223,437	214,526

Other expense (income)
Loss on extinguishment of debt	14,345	9,676	14,345	41,632
Interest income	(44)	(61)	(165)	(331)
Interest expense	34,013	40,012	146,277	157,093

	48,314	49,627	160,457	198,394

Income before income tax	15,522	15,426	62,980	16,132
Income tax expense	5,336	7,515	22,841	8,242

Net income	10,186	7,911	40,139	7,890
Preferred stock dividends	92	92	365	365

Net income applicable to common stock	$10,094	$7,819	$39,774	$7,525

Earnings per share:
Basic income per share	$0.11	$0.08	$0.42	$0.08

Diluted income per share	$0.11	$0.08	$0.42	$0.08

Weighted average common shares outstanding:
– basic	94,697,622	93,717,650	94,387,230	93,379,246
– diluted	95,091,780	94,075,642	94,745,515	93,666,641

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$145,042	$136,909	$545,148	$511,258
Interest, net	(30,656)	(35,311)	(131,445)	(139,021)
Current tax expense	(1,339)	(622)	(4,092)	(1,926)
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures	(27,973)	(27,823)	(105,650)	(105,570)

Free cash flow	$84,982	$73,061	$303,596	$264,376

	December 31, 2013	December 31, 2012
OTHER DATA (continued):

Selected Balance Sheet Data:
Cash and cash equivalents	$33,212	$58,911
Working capital	36,705	82,127
Total assets	3,401,618	3,514,030
Total debt (including current maturities)	1,938,802	2,160,854
Total stockholders’ equity	$932,946	$861,625

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Selected Cash Flow Data:
Cash flows provided by operating activities	$100,021	$122,560	$394,705	$375,909
Cash flows used in investing activities	(34,826)	(176,055)	(191,869)	(303,399)
Cash flows (used in) provided by financing activities	(213,902)	74,165	(227,195)	(47,417)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities
Cash flows provided by operating activities	$100,021	$122,560	$394,705	$375,909
Changes in operating assets and liabilities	14,111	(20,408)	20,940	(114)
Total capital expenditures	(27,973)	(27,823)	(105,650)	(105,570)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(1,085)	(1,176)	(6,034)	(5,484)

Free cash flow	$84,982	$73,061	$303,596	$264,376

SUPPLEMENTAL SCHEDULES—RECONCILIATIONS OF NON-GAAP MEASURES

(IN THOUSANDS)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to Net income:
Adjusted EBITDA	$145,042	$136,909	$545,148	$511,258
Less:
Non-cash compensation	1,829	3,564	24,936	14,466
Depreciation and amortization	81,087	76,800	300,579	296,083
Gain on disposition of assets	(1,710)	(8,508)	(3,804)	(13,817)

Operating Income	63,836	65,053	223,437	214,526

Less:
Interest income	(44)	(61)	(165)	(331)
Loss on extinguishment of debt	14,345	9,676	14,345	41,632
Interest expense	34,013	40,012	146,277	157,093
Income tax expense	5,336	7,515	22,841	8,242

Net income	$10,186	$7,911	$40,139	$7,890

Capital expenditure detail by category
Billboards – traditional	$2,024	$8,123	$21,295	$29,061
Billboards – digital	15,268	9,800	50,233	42,134
Logo	4,025	3,157	11,182	8,704
Transit	114	149	168	259
Land and buildings	3,435	3,396	9,471	12,797
Operating Equipment	3,107	3,198	13,301	12,615

Total capital expenditures	$27,973	$27,823	$105,650	$105,570

	Three months ended December 31,
	2013	2012	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Net revenue (daily basis)	$320,352	$306,639	4.5%
Adjustment for immaterial correction	(7,005)	(1,134)

Adjusted net revenue, prior to immaterial correction	313,347	305,505	2.6%
Acquisitions and divestitures	—	6,845

Pro forma net revenue (monthly basis)	$313,347	$312,350	0.3%

Reported direct advertising and G&A expenses	$162,842	$158,193	2.9%
Acquisitions and divestitures	—	3,304

Pro forma direct advertising and G&A expenses	$162,842	$161,497	0.8%

Outdoor operating income (daily basis)	$157,510	$148,446	6.1%
Adjustment for immaterial correction	(7,005)	(1,134)

Adjusted outdoor operating income, prior to immaterial correction	150,505	147,312	2.2%
Acquisitions and divestitures	—	3,541

Pro forma outdoor operating income (monthly basis)	$150,505	$150,853	(0.2)%

Reported corporate expenses	$12,468	$11,537	8.1%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$12,468	$11,537	8.1%

Adjusted EBITDA (daily basis)	$145,042	$136,909	5.9%
Adjustment for immaterial correction	(7,005)	(1,134)

Adjusted EBITDA, prior to immaterial correction	138,037	135,775	1.7%
Acquisitions and divestitures	—	3,541

Pro forma Adjusted EBITDA (monthly basis)	$138,037	$139,316	(0.9)%

(a) Pro forma net revenue, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2012 for acquisitions and divestitures for the same time frame as actually owned in 2013. Pro forma net revenue, outdoor operating income and Adjusted EBITDA have also been adjusted to eliminate the effect of the immaterial correction in both the 2012 and 2013 periods.

	Three months ended December 31,
	2013	2012
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$157,510	$148,446
Less: Corporate expenses	12,468	11,537
Non-cash compensation	1,829	3,564
Depreciation and amortization	81,087	76,800
Plus: Gain on disposition of assets	1,710	8,508

Operating income	$63,836	$65,053

REVENUE COMPARISON-MONTHLY VS DAILY

2013, 2012 AND 2011

QUARTERLY AND FYE

2013	Actual 2013 (prior to correction) Monthly Recognition	%	Actual 2013 (after correction) Converted to Daily Recognition	%	+ (-) Difference
Q1	283,479	22.8%	276,605	22.2%	(6,874)
Q2	324,684	26.0%	327,744	26.3%	3,060
Q3	323,184	26.0%	321,141	25.8%	(2,043)
Q4	313,347	25.2%	320,352	25.7%	7,005

Total	1,244,694	100.0%	1,245,842	100.0%	1,148

2012	Actual 2012 (prior to correction) Monthly Recognition	%	Actual 2012 (after correction) Converted to Daily Recognition	%	+ (-) Difference
Q1	266,238	22.5%	262,465	22.3%	(3,773)
Q2	304,872	25.8%	301,106	25.5%	(3,766)
Q3	306,286	25.9%	309,526	26.2%	3,240
Q4	305,505	25.8%	306,639	26.0%	1,134

Total	1,182,901	100.0%	1,179,736	100.0%	(3,165)

2011	Actual 2011 (prior to correction) Monthly Recognition	%	Actual 2011 (after correction) Converted to Daily Recognition	%	+(-) Difference
Q1	255,202	22.5%	250,546	22.2%	(4,656)
Q2	293,345	25.9%	289,367	25.6%	(3,978)
Q3	296,701	26.2%	296,568	26.2%	(133)
Q4	288,239	25.4%	294,233	26.0%	5,994

Total	1,133,487	100.0%	1,130,714	100.0%	(2,773)

EXAMPLE: MONTHLY VS DAILY BILLING RECOGNITION

Contract Amount:	$3,100
Contract Period:	31 days
Contract Start Date:	March 15
Invoice Date:	March 15

	Revenue Recognized
	March	April
Revenue Recognition, monthly	$3,100	$0
Revenue Recognition, daily	$1,700	$1,400